UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2020

MCDERMOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Republic of Panama	001-08430	72-0593134
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

757 N. Eldridge Parkway Houston, Texas	77079
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (281) 870-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b):

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	MDR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

DIP Facilities

As previously disclosed, on January 21, 2020, McDermott International, Inc. (the “Company”) and certain of its subsidiaries (the “Filing Subsidiaries,” and together with the Company, the “Debtors”) entered into that certain Restructuring Support Agreement (together with all exhibits and schedules thereto, the “RSA”) with the consenting parties thereto (the “Consenting Parties”).

In connection with the RSA and the Chapter 11 Cases (as defined below), certain Consenting Parties and/or their affiliates have agreed to provide, on a committed basis, the Company with superpriority debtor-in-possession financing on the terms set forth in the term sheet (the “DIP Term Sheet”) attached to the restructuring term sheet attached to the RSA. The DIP Term Sheet provides for, among other things, term loans and letters of credit in an aggregate principal amount of up to $2.81 billion, including (1) up to $2.0 billion under a term loan facility (the “DIP Term Facility”) and (2) up to $743 million under a letter of credit facility (the “DIP LC Facility” and, together with the DIP Term Facility, the “DIP Facilities”).

All loans outstanding under the DIP Term Facility bear interest at an adjusted LIBOR Rate plus 9.00% per annum. All undrawn letters of credit under the DIP LC Facility (other than cash secured letters of credit) bear interest at a rate of 9.00% per annum. During the continuance of an event of default, the outstanding amounts under the DIP Facilities bear interest at an additional 2.00% per annum above the interest rate otherwise applicable.

Use of Proceeds . The Debtors anticipate using the proceeds of the DIP Facilities to, among other things, (i) pay certain fees, interest, payments and expenses related to the Chapter 11 Cases, (ii) pay adequate protection payments, (iii) fund the working capital needs and expenditures of the Company and the Filing Subsidiaries during the Chapter 11 proceedings, (iv) fund the Carve-Out (as defined below) and (v) pay fees and expenses related to the transactions contemplated by the DIP Term Sheet in accordance with such budget.

Priority and Collateral . The lenders under the DIP Facilities (the “DIP Lenders”), Crédit Agricole Corporate and Investment Bank (“CACIB”), as collateral agent and revolving administrative agent under the DIP Facilities, and Barclays Bank PLC (“Barclays”), as term loan administrative agent under the DIP Term Facility, subject to the Carve-Out and the terms of the Interim DIP Order (as defined in the RSA), at all times: (i) are entitled to joint and several super-priority administrative expense claim status in the Chapter 11 Cases; (ii) have a first priority lien on substantially all assets of the Debtors; (iii) have a junior lien on any assets of the Debtors subject to a valid, perfected and non-avoidable lien as of the Petition Date (as defined below), other than such liens securing the obligations under the Credit Agreement, Superpriority Credit Agreement, Lloyd’s Facility and the Barclays Sidecar (each as defined below); and (iv) have a first priority pledge of 100% of the stock and other equity interests in each of the Company’s direct and indirect subsidiaries. The Debtors’ obligations to the DIP Lenders and the liens and superpriority claims are subject in each case to a carve out (the “Carve-Out”) that accounts for certain administrative, court and legal fees payable in connection with the Chapter 11 Cases.

Affirmative and Negative Covenants . The DIP Facilities are subject to certain affirmative and negative covenants, including, among other covenants customary in debtor-in-possession financings, reporting by the Company in the form of a budget and rolling 13-week cash flow forecasts, together with a reasonably detailed written explanation of all material variances from the budget.

Events of Default . The DIP Facilities contain certain events of default customary in debtor-in-possession financings, including: (i) conversion of the Chapter 11 Cases to a Chapter 7 case; (ii) appointment of a trustee, examiner or receiver in the Chapter 11 Cases; and (iii) the final order not being entered by the Court (as defined below) within 30 days of the Interim DIP Order.

Maturity . The DIP Facilities will mature on the earliest of (i) 9 months after the Petition Date, which date shall be extended automatically by an additional 90 days if certain conditions are satisfied, (ii) the effective date of a plan of reorganization in the Chapter 11 Cases and (iii) the date of acceleration of the obligations under the DIP Facilities following an event of default.

The DIP Facilities are subject to approval by the Court, which has not been obtained at this time. The foregoing description of the DIP Term Sheet does not purport to be complete and is qualified in its entirety by reference to the final, executed documents memorializing the DIP Facilities, as approved by the Court.

Item 1.03	Bankruptcy or Receivership.

Voluntary Petition for Reorganization

On January 21, 2020 (the “Petition Date”), the Debtors filed voluntary petitions (the “Bankruptcy Petitions”) for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Court”) to pursue a Joint Prepackaged Chapter 11 Plan of Reorganization of the Debtors (as proposed, the “Prepackaged Plan”). The Debtors have filed a motion with the Court seeking joint administration of their Chapter 11 cases (the “Chapter 11 Cases”) under the caption In re McDermott International, Inc., Case No. 20-30336.

The Debtors have filed motions with the Court seeking authorization to continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court.

A summary of the key features of the Prepackaged Plan was included in Item 1.01 to our Current Report on Form 8-K filed on January 21, 2020. That description of the Prepackaged Plan does not purport to be complete and is qualified in its entirety by reference to the Prepackaged Plan, a copy of which is filed as Exhibit 2.1 to this Form 8-K.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The filing of the Bankruptcy Petitions described in Item 1.03 above constitutes an event of default that could result in acceleration of the Company’s obligations under the following debt instruments (collectively the “Debt Instruments”) upon notice from the lenders or noteholders thereunder, as applicable:

•	the Letter of Credit Agreement (the “Barclays Sidecar”), dated October 30, 2018, by and among the Company, McDermott Technology (Americas), Inc. (“MTA”), McDermott Technology (US), Inc. (“MTUS”) and McDermott Technology, B.V. (“MTBV”), the guarantors party thereto and Barclays;

•	the Credit Agreement (the “Credit Agreement”), dated May 10, 2018, by and among MTA, MTUS and MTBV, the Company, the guarantors party thereto, a syndicate of lenders and letter of credit issuers, Barclays and CACIB;

•	the Superpriority Senior Secured Credit Agreement (the “Superpriority Credit Agreement”), dated October 21, 2019, with MTA, MTUS and MTBV, a syndicate of lenders and letter of credit issuers, Barclays and CACIB;

•	the 10.625% senior notes due 2024 issued pursuant to that certain Indenture, dated April 18, 2018, by and among MTA, MTUS, the Company, the other guarantors party thereto, and UMB Bank, N.A. (as successor to Wells Fargo Bank, National Association), as trustee; and

•	the Amended & Restated Master Agreement for Stand-By Letters of Credit (the “Lloyd’s Facility”), dated May 10, 2018, by and between Comet II B.V., CB&I, LLC and Lloyd’s Bank PLC.

The Debt Instruments provide that as a result of the Bankruptcy Petitions the principal and interest due thereunder shall be immediately due and payable. Any efforts to enforce such payment obligations under the Debt Instruments are automatically stayed as a result of the Bankruptcy Petitions, and the creditors’ rights of enforcement in respect of the Debt Instruments are subject to the applicable provisions of the Bankruptcy Code.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit Number	Description

2.1

Joint Chapter 11 Plan of Reorganization of McDermott International, Inc. and its Debtor Affiliates, dated January 21, 2020 (Incorporated by reference to Exhibit A of the Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of McDermott International, Inc. and its Affiliated Debtors dated January 21, 2020, filed as Exhibit 99.2 to McDermott’s Form 8-K filed on January 21, 2020).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCDERMOTT INTERNATIONAL, INC.

Dated: January 22, 2020

	By:	/s/ John M. Freeman
John M. Freeman Executive Vice President, Chief Legal Officer and Corporate Secretary